Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 15, 2007 relating to our audits of the consolidated financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006,which includes an explanatory paragraph stating that we did not audit the adjustments relating to the correction of errors, and the financial statement schedule for each of the three years in the period ended December 31, 2006, which is included in the Annual Report on Form 10-K of Columbia Laboratories, Inc. for the year  ended December 31, 2007.  We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/S/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

November 20, 2008